                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-107535
             8 7/8% Senior Notes due 2010 CUSIP Nos. 749564 AA 8 and U76218 AA 1
                                      10 7/8% Senior Subordinated Notes due 2012
                                          CUSIP Nos. 749564 AC 4 and U76218 AB 9

                               R.H. DONNELLEY INC.

                   PROSPECTUS SUPPLEMENT DATED AUGUST 18, 2003
                     TO THE PROSPECTUS DATED AUGUST 1, 2003

         The selling security holders table on pages 28-47 of the prospectus is hereby amended to update the information regarding the following entities in the prospectus and their respective amount of 8 7/8% senior notes due 2010 and 10 7/8% senior subordinated notes due 2012.

                                                Senior Notes                        Senior Subordinated Notes
                                   ---------------------------------------- ------------------------------------------
                                                                              Principal Amount     Principal Amount
                                    Principal Amount     Principal Amount         of Senior            of Senior
                                     of Senior Notes      of Senior Notes    Subordinated Notes   Subordinated Notes
Name of Selling Security Holder           Owned               Offered               Owned               Offered
---------------------------------- -------------------- -------------------- -------------------- --------------------
AIM High Yield Fund(1)........     $         2,415,000  $         2,415,000                   --                   --
Banc of America Securities LLC                      --                   --  $         7,926,000  $         7,926,000
BBT Fund, L.P. ...............                      --                   --            5,000,000            5,000,000
Berkley Insurance Company.....                 200,000              200,000                   --                   --
Board of Trustees of the General
   Retirement System of the City
   of Detroit(1)..............                      --                   --              200,000              200,000
California State Teachers
   Retirement System..........                 640,000              640,000            2,003,000            2,000,000
Concentrated Alpha
   Partners, L.P. ............                      --                   --            3,000,000            3,000,000
Credit Suisse Opportunity Fund
   -- Credit Suisse High Income
   Fund(1)....................                 250,000              250,000                   --                   --
Delaware Delchester Fund(1)...                      --                   --            3,515,000            3,515,000
Delaware Diversified Income
   Fund(1)....................                      --                   --              320,000              320,000
Delaware High-Yield
   Opportunities Fund(1)......                      --                   --              650,000              650,000
Delaware Investments Dividend
   and Income Fund, Inc.(1)...                      --                   --              500,000              500,000
Delaware Investments Global
   Dividend and Income Fund,
   Inc.(1)....................                      --                   --               10,000               10,000
Delaware Retirement Income
   Fund(1)....................                      --                   --                9,000                9,000
Delaware Strategic Income Fund(1)                   --                   --              115,000              115,000
Delaware VIP Diversified Income
   Series(1)..................                      --                   --               10,000               10,000
Delaware VIP High Yield Series(1)                   --                   --            1,075,000            1,075,000
D SmB HIGH INC(1).............                      --                   --            3,525,000            3,525,000
FCP BP OBLI HAUT RENDMENT
   (BPAM)(1)..................                      --                   --              150,000              150,000
Fidelity Funds US High Income(1)                90,000               90,000              140,000              140,000
Global Opportunities Fund
   (GOF5)(1)..................                      --                   --              950,000              950,000
Golden Rule Insurance Company(1)               340,000              340,000                   --                   --
KEPLER (K77) High Yield Bond
   Fund(1)....................                      --                   --               25,000               25,000

                                                Senior Notes                        Senior Subordinated Notes
                                   ---------------------------------------- ------------------------------------------
                                                                              Principal Amount     Principal Amount
                                    Principal Amount     Principal Amount         of Senior            of Senior
                                     of Senior Notes      of Senior Notes    Subordinated Notes   Subordinated Notes
Name of Selling Security Holder           Owned               Offered               Owned               Offered
---------------------------------- -------------------- -------------------- -------------------- --------------------
KEPLER High Yield Corp
   Retirement Fund(1).........                      --                   --               25,000               25,000
MLC Investment Management High
   Yield......................                 150,000              150,000                   --                   --
Penn Series Funds, Inc. --
   High-Yield Bond Fund(1)....                  25,000               25,000              475,000              475,000
PIMCO GIS plc High Yield Bond
   Fund(1)....................               1,250,000            1,250,000                   --                   --
Pre-Ltd-Bermuda High Yield(1).                 160,000              160,000              295,000              295,000
Putnam High Income Bond Fund(1)                134,000              134,000               92,000               92,000
Putnam High Income Opportunities
   Trust(1)...................                  89,000               89,000               62,000               62,000
Putnam High Yield Fixed Income
   Fund, LLC(1)...............                  58,000               58,000                   --                   --
RIP Investments, LP...........                      --                   --              140,000              140,000
SG Cowen Securities Corporation              7,500,000            7,500,000                   --                   --
Specialforeningen Jyske Invest
   Engros, Afdeling 4(1)......                 100,000              100,000            1,725,000            1,725,000
The AAL High Yield Bond
   Portfolio(1)...............                 100,000              100,000                   --                   --
The Congregation of the Sisters
   of Charity of the Incarnate
   Word, Houston, Texas(1)....                  60,000               60,000              110,000              110,000
The High Yield Bond Portfolio(1)                    --                   --               45,000               45,000
The Northwestern Mutual Life
   Insurance Company(2).......               2,500,000            2,500,000            6,000,000            6,000,000
UBS Securites LLC.............                      --                   --            1,985,000            1,985,000
VERIZON US High Yield(1)......                      --                   --               25,000               25,000
Worldwide Investors Portfolio
   U.S. High Yield Fund(1)....                      --                   --              700,000              700,000
--------------------

(1) The inclusion of this selling security holder in the prospectus supplement is intended to correct typographical and other inadvertent errors regarding the listing of such selling security holder's name, amount of notes owned and/or amount of notes offered. For such selling security holder, the information in this prospectus supplement supercedes the information included in the prospectus.

(2) Mr. Barry L. Williams is a member of the board of trustees of The Northwestern Mutual Life Insurance Company, or Northwestern Mutual, and also a member of the board of directors of RHD's parent.

         Mason Street Advisors, LLC, or MSA, a wholly owned company of Northwestern Mutual, is one of the investment advisors to Northwestern Mutual and is the investment advisor for Northwestern Mutual with respect to the notes held by Northwestern Mutual. MSA therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities.